UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2013

CECO Environmental Corp.

(Exact Name of registrant as specified in its charter)

Delaware	000-7099	13-2566064
(State or other jurisdiction of in corporation)	(Commission File Number)	(IRS Employer Identification No.)

4625 Red Bank Road, Cincinnati, OH	45227
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 513-458-2600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

On December 20, 2013, Ronald E. Krieg voluntarily resigned as a director of CECO Environmental Corp (the “Company”), such resignation to be effective on December 31, 2013. Mr. Krieg served on the Audit Committee as its Chair. Mr. Krieg’s decision to resign as a director is not the result of any disagreement between Mr. Krieg and the Company on any matter relating to the Company’s operations, policies or practices.

(d)

On December 20, 2013, the Board of Directors (the “Board”) of the Company elected Lynn J. Lyall, age 60, as a director effective December 31, 2013, to serve until the Company’s next annual meeting of stockholders. The Board also appointed Mr. Lyall as chairman of the Audit Committee of the Company, also effective on December 31, 2013. The Board has determined that Mr. Lyall is an audit committee financial expert, as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, and an independent director under the applicable NASDAQ listing standards. There are no understandings or arrangements between Mr. Lyall and any other person pursuant to which he was appointed. Mr. Lyall does not have a direct or indirect material interest in a transaction required to be disclosed under Item 404 of Regulation S-K.

Prior to his appointment, Mr. Lyall had been Executive Vice President and Chief Financial Officer at Heartland Dental Care, Inc. from 2009 to 2013 and Executive Vice President and Chief Financial Officer at Xrite, Inc. in 2009. He also has held senior management positions at Alticor, Inc. (formerly Amway Corporation), Blockbuster Entertainment Group, and with Cadbury Beverages and Dr. Pepper/Seven Up, both subsidiaries of Cadbury Schweppes, PLC. Effective January 8, 2014, Mr. Lyall will become Chief Financial Officer at Advanced Recovery Systems LLC.

Upon his appointment to CECO Environmental Corp. as of December 31, 2013, the Compensation Committee of the Board will grant Mr. Lyall an award of 10,000 stock options to vest over five years, with the first installment vesting one year from the date of grant and will be subject to the terms and conditions of the Company’s Amended and Restated 2007 Equity Incentive Plan. Mr. Lyall will also receive an annual retainer of $40,000 per year.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2013	CECO ENVIRONMENTAL CORP.

	By:	/s/ Jason DeZwirek
Jason DeZwirek
Chairman of the Board

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